CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF
SERIES X CONVERTIBLE PREFERRED STOCK
OF
Simplicity Esports and Gaming Company
a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of Simplicity Esports and Gaming Company (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock (this "Certificate of Designations") and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation's Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series X Convertible Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation, as amended to date, authorizes the issuance by the Corporation of 36,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the Delaware General Corporation Law.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated August 2, 2022, the Board of Directors designated one share of the Preferred Stock as Series X Convertible Preferred Stock, par value $0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES X CONVERTIBLE PREFERRED STOCK

Section 1. <u>Powers and Rights of Series X Convertible Preferred Stock</u>. There is hereby designated

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:31 AM 08/23/2022
FILED 10:31 AM 08/23/2022
SR 20223333169 - File Number 6382126

a class of Preferred Stock of the Corporation as the Series X Convertible Preferred Stock, par value $0.0001 per share of the Corporation (the "Series X Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series X Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock (this "Certificate of Designations"). For purposes hereon, the holder of the share of Series X Stock shall be referred to as the "Series X Holder."

(a) Number. The number of authorized shares of the Series X Stock is one (1) share.

(b) Vote. Other than as set forth in Section 1(e) and Section 1(f), for as long as the share of Series X Stock is issued and outstanding, the one share of Series X Stock shall have a number of votes at any time equal to (i) the total number of votes then held or entitled to be made by all other securities of the Corporation, including, without limitation, the common stock, par value $0.0001 per share, of the Corporation (the "Common Stock"), debt securities of the Corporation or pursuant to any other agreement, contract or understanding of the Corporation, plus (ii) one (1). The Series X Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series X Stock is issued and outstanding. The Series X Stock shall not have the right to vote on any matter as to which solely another class of Preferred Stock of the Corporation is entitled to vote pursuant to the certificate of designations of such other class of Preferred Stock of the Corporation.

(c) No Transfer. The Share of Series X Stock may not be transferred by the original Series X Holder to whom such share of Series X Stock is initially issued by the Corporation, and any attempted transfer of such share of Series X Stock, whether voluntary or by operation of law or otherwise, shall be void *ab initio* and of no force or effect and the Corporation shall not recognize the purposed transferee thereof as the holder of the share of Series X Stock, and such share of Series X Stock shall be deemed automatically redeemed by the Corporation as of immediately prior to any such transfer or attempted transfer, and the Series X Holder shall thereafter be entitled to receive solely a redemption price of $1.00 therefor.

(d) No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series X Stock shall not be entitled to receive any preferential distribution of any of the assets or surplus funds of the Corporation but shall participate in any distributions to the Common Stock as set forth in Section 3.

(e) Amendment. Without first obtaining the affirmative vote or written consent of the Series X Holder and of the Series X Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series X Holder and with the share of Series X Stock having one vote on such matter, the Corporation may not, and shall not, amend or repeal this Certificate of Designations, including by merger, consolidation or otherwise, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

(f) Protective Provisions. In addition to any other rights and restrictions provided under

applicable law, without first obtaining the affirmative vote or written consent of the Series X Holder and of the Series X Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series X Holder and with the share of Series X Stock having one vote on such matter either, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series X Stock, as reasonably determined and agreed in writing by Series X Holder pursuant to the vote as set forth above, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

Section 2. Conversion. Subject to the terms and conditions herein, the share of Series X Stock shall be convertible into shares of Common Stock as set forth herein (the "Conversion Shares") and subject to the conditions as set forth herein.

(a) Timing of Conversion. The share of Series X Stock shall be convertible into Conversion Shares at the election of the Series X Holder at any time following the date that the Corporation has amended its Certificate of Incorporation to increase the authorized shares of Common Stock such that there are sufficient authorized but unissued shares of Common Stock to permit the conversion of the Series X Stock as set forth herein.

(b) Number of Conversion Shares. The share of Series X Stock shall be convertible into five hundred million and one (1,500,000,001) Conversion Shares.

(c) Conversion Election. The Series X Holder shall effect conversions pursuant to this Section 2 by providing the Corporation with the form of conversion notice which shall be provided by the Corporation upon request (a "Series A Notice of Conversion"). The Series A Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date the Series X Holder delivers such Series A Notice of Conversion to the Corporation (such date, the "Series A Conversion Date"). If no Series A Conversion Date is specified in the Series A Notice of Conversion, the Series A Conversion Date shall be the date that such Series A Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Series A Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series A Notice of Conversion form be required. The Corporation shall, as soon as practicable thereafter, record the Series X Holder as the holder of the applicable Conversion Shares in the books and records of the Corporation, or, at the option of the Corporation, issue and deliver at such office to the Series X Holder a certificate or certificates for the number of Conversion Shares to which the Series X Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the Series A Conversion Date, and the person entitled to receive the Conversion Shares shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. Once the share of Series X Stock has been surrendered for conversion as herein provided, such share of Series X Stock shall no longer be deemed to be outstanding and all rights with respect to such share, including the rights, if any, to vote, shall immediately cease and terminate on the Series A Conversion Date, except only the right of the Series X Holder to receive Conversion Shares in exchange therefor.

(d) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series X Stock shall be made without charge to the Series X Holder for any documentary stamp

or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series X Holder and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Series X Holder shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e) Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series X Stock is issued and outstanding and prior to conversion of the share of Series X Stock, the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the "Replacement Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the "Exchanged Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. The adjustments in this Section 2(e) shall be undertaken each time any such event occurs

Section 3. Participation. The Series X Stock shall participate in any dividends, distributions or payments to the holders of the Common Stock on an as-converted basis, but without any conversion being required in connection therewith and regardless of whether there are a sufficient number of authorized but unissued shares of Common Stock to permit conversion of the share of Series X Stock.

Section 4. Miscellaneous.

(a) Legend. Any certificate representing the Series X Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

> THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series X Stock Certificate. If any certificate for the Series X Stock held by the Series X Holder shall be mutilated, lost, stolen or destroyed, the Corporation shall

execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series X Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Series X Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series X Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. Any waiver of the rights and preferences hereunder shall not be operative unless in writing and signed by the Series X Holder. The failure of the Corporation or the Series X Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, Simplicity Esports and Gaming Company has caused this Certificate of Designations to be signed by a duly authorized officer on this 2nd day of August, 2022.

Simplicity Esports and Gaming Company

Roman Franklin

Name: Roman Franklin
Title: Chief Executive Officer